Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova receives Illinois EPA permit for Seneca biodiesel refinery

HOUSTON, TX — November 2, 2006 — Nova Biosource Fuels, Inc. (OTC: NVBF) announced today that the Illinois EPA issued an air construction permit to its project subsidiary to allow for the construction and temporary operation of a biodiesel refinery in Seneca, Illinois for a one year period.  Upon completion of applicable project financing, Nova intends to build a 60 million gallon per year biodiesel refinery on the site that will incorporate its proprietary, patented process technology.  The air construction permit requires Nova to conduct and submit performance testing after startup to demonstrate compliance with applicable emissions limits and to submit semi-annual reports to the Illinois EPA.  Nova intends to apply for a permanent operating permit upon completion of the performance testing.

“By obtaining this permit in a timely manner, we have crossed another milestone with respect to the construction of our Seneca refinery,” said Kenneth Hern, Nova’s Chairman and Chief Executive Officer. “The Illinois EPA was exceptionally professional and thorough, and we applaud their dedication to expediting biofuels permit applications to help bring the State of Illinois one step closer to reducing its dependence on foreign sources of energy.”

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc.  Its ticker symbol on the OTC Bulletin Board System was recently changed from NVAO to NVBF.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.